EXHIBIT 99.1


Q2 INTEREST AND OTHER INCOME EXPECTED TO BE APPROXIMATELY $2.3 BILLION

            CHARGE BE TAKEN IN Q2 FOR ESTIMATED MTH MOTHERBOARD
            REPLACEMENT COSTS TO BE APPROXIMATELY $200 MILLION

SANTA CLARA, Calif. -- June 20, 2000 -- Intel announced today that it expects interest and other income for the second quarter to be approximately $2.3 billion, up from previous guidance of $725 million, primarily due to higher than expected realized gains on the sale of equity investments. This revised estimate depends on equity market levels and volatility, the realization of expected gains on investments, including gains on investments acquired by third parties, and assuming no unanticipated items.

In addition, the company announced it will take a charge to cost of sales in the second quarter of approximately $200 million, or $0.02 per share on a post split basis, to cover the estimated remaining costs associated with the memory translator hub (MTH) motherboard replacement program announced on May 10. The estimated cost of the replacement program is based upon current expectations regarding the number of motherboards that will be replaced (the user replacement rate) and the actual cost to replace. These estimates may change in the future.

This second quarter charge is in addition to the revenue and inventory reserves related to the MTH issue that the company took in the first quarter and disclosed in the company's Form 10-Q filed May 16, 2000. In this filing the company adjusted first quarter revenues for product sold prior to the end of the first quarter that may be returned from customers due to the MTH issue. The company also recorded additional inventory reserves related to such products that may be returned and the company's inventory of these products as of the end of the first quarter. The revision of first quarter's earnings from these reserves had a gross margin impact of $53 million, or less than $0.01 per share on a post-split basis. The company's second quarter results, scheduled to be announced July 18, and results for prior periods will be adjusted to reflect the impact of the 2-for-1 stock split (to be effected as a special stock distribution) announced May 17 and payable July 30 to shareholders of record on July 2.

Excluding the impact of the change in interest and other income and the MTH motherboard replacement cost charge, all other guidance provided in the Business Outlook section of the company's first quarter Form 10-Q and earnings release remains unchanged.

Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.